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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


            We consent to the incorporation by reference of our reports dated February 25, 1997, except for the "Summary of significant accounting policies - Restatement, Membership revenue recognition and Impact of recently issued accounting standards" and "Income Taxes" notes, as to which the date is July 14, 1997, in the Registration Statement (Form S-8) of Bally Total Fitness Holding Corporation for the registration of 1,500,000 shares of Bally Total Fitness Holding Corporation common stock to be issued pursuant to the 1996 Long-Term Incentive Plan of Bally Total Fitness Holding Corporation.

                                               Ernst & Young LLP




Chicago, Illinois
November 21, 1997